Exhibit 10.3

AMENDMENT #1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT #1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of January 14, 2020 (the “Effective Date”), between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Sandra Gurrola, an individual (“Executive”).

RECITALS

THE PARTIES ENTER THIS AMENDMENT on the basis of the following facts, understandings and intentions:

A.	Executive commenced employment with the Company as of November 4, 2009.

B.	The Company and Executive are parties to that certain Employment Agreement made and entered into September 17, 2019 (the “Employment Agreement”), pursuant to which, among other things, Executive is serving as the Company’s Senior Vice-President of Finance and Chief Accounting Officer.

C.	The Company and Executive each desire Executive to continue employment with the Company on the terms and conditions set forth in this Amendment.

D.	The Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined and approved the terms of Executive’s continued employment on the terms and conditions set forth in this Amendment.

E.	This Amendment, the Employment Agreement and all related documents referenced herein and therein shall govern the employment relationship between Executive and the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Amendments to Employment Agreement.

1.1. Incentive Bonus. Effective as of the Effective Date, Section 2.2 of the Existing Employment Agreement is hereby amended and restated in its entirety to read as follows:

2.2 Incentive Bonus. During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board (or its nominating and corporate governance/compensation committee) in its sole discretion, based on the achievement of performance objectives established by the Board (or its nominating and corporate governance/compensation committee) for that particular period. The level of achievement of performance metrics will be determined and approved by Board (or its nominating and corporate governance/compensation committee) in its sole discretion. The Executive’s Incentive Bonus shall be pro-rated for any Company-approved leaves of absence.

The performance objectives for the Incentive Bonus for each calendar year will be determined by no later than March 31 of the current year (e.g., the Incentive Bonus for the calendar year 2020 shall be determined no later than March 31, 2020). The parties anticipate that the performance objectives will fall into three categories and the achievement of which will be determined quarterly: strategic, financial and operational.

The Incentive Bonus, if any, will be paid to Executive as follows: (a) 16.66% of the Incentive Bonus that is earned by Executive will be paid to Executive within 45 days following each of March 31, June 30 and September 30; and (b) 50.00% of the Incentive Bonus earned by Executive will be paid to Executive within 30 days after receipt of the independent auditor’s report on the Company’s annual financial statements for the year in question; provided that the Incentive Bonus will not be deemed earned and will not be paid to the Executive unless the Executive is employed by the Company on such payment date. Payment of the Incentive Bonus, if any, will be subject to withholdings in accordance with the Company’s standard payroll procedures.

In lieu of the Incentive Bonus, if the Company’s principal executive officer, the Company’s principal financial officer and the nominating and corporate governance/compensation committee of the Board agree, Executive shall instead be eligible to receive a spot bonus in an amount to be determined by the Board (or its nominating and corporate governance/compensation committee) in its sole discretion.

Notwithstanding anything to the contrary herein, the parties agree that, with respect to the Company’s 2019 fiscal year, Executive was, and shall be, eligible to participate in the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees for fiscal year 2019, and that the Board and its nominating and corporate governance/compensation committee has determined that from and after September 17, 2019, the Executive’s target payout for fiscal year 2019 shall be in the amount of 20% of Executive’s Base Salary, and that prior to such date, the target payout shall remain 10% of the Executive’s Base Salary, and that the incentive compensation payable to Executive in respect of fiscal year 2019 shall be prorated to account for the increase in the target payout rate and calculated from the Executive’s Base Salary as of December 31, 2019.

1.2. 2020 Stock Units Grant. Effective as of the Effective Date, a new Section 2.5 is hereby added to the Employment Agreement to read in its entirety as follows:

2.5 2020 Stock Units Grant. The Company will grant to Executive stock units representing 25,000 shares of the Company’s common stock (the “2020 Stock Units Grant”) under the NTN Buzztime, Inc. 2019 Performance Incentive Plan (as the same may be amended and restated from time to time, the “2019 Plan”). The 2020 Stock Units Grant will vest in accordance with, and otherwise be subject to, the terms of a stock unit agreement to be entered into by the Company and Executive on or about January 19, 2020, a form of which has been provided to Executive. In the event of a Change in Control (as defined in the 2019 Plan), and provided that Executive is employed by the Company through the effective date of the Change in Control, then 100% of the unvested portion of the 2020 Stock Units Grant will vest.

1.3. Clawback. Effective as of the Effective Date, a new Section 2.6 is hereby added to the Existing Employment Agreement to read in its entirety as follows:

2.6 Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company is, and will be, subject to any commercially reasonable policy (whether in existence as of the effective date of the applicable agreement or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Company’s employees in error, including, for example, if incentive compensation is paid based on the achievement of certain metrics or financial results and such results are subsequently determined to be materially incorrect; provided, however, that, other than the situation where Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, any such policy will require reimbursement or forfeiture of any excess incentive compensation paid to Executive solely to the extent such compensation was paid to Executive during the 365-day period immediately preceding the date on which the Board becomes aware of the error that resulted in the excess incentive compensation being paid to Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

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1.4. Severance. Effective as of the Effective Date, Section 4.2(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

In addition to the Accrued Obligations, if Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, subject to tax withholding and other authorized deductions and subject to the requirements of Section 4.3, the Company shall: (i) pay Executive as severance pay an amount equal to (A) the Severance Period (as defined below) multiplied by (B) 1/12 of the Base Salary rate in effect on the Separation Date, which shall be payable in one lump sum; and (ii) provided that the Executive timely elects continued insurance coverage pursuant to COBRA, reimburse the Executive for a period of months equal to the Severance Period an amount equal to the COBRA premiums actually paid by the Executive each month during the number of months equal to the Severance Period. The first installment of any severance pay payable under this Section 4.2(b) shall commence after Executive executes the General Release and it has become effective in accordance with its terms and is not revoked. The “Severance Period” means 9.

2.	Governing Law. This Amendment, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

3.	Severability. If any provision of this Amendment or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment are declared to be severable.

4.	Conflict; Agreement. Except as modified by this Amendment, the Employment Agreement, together with all stock unit agreements, stock option agreements and other agreement for equity-based compensation and the exhibits contemplated thereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embody the entire agreement of the parties hereto respecting the matters within its scope. If there is a conflict between the terms and conditions of this Amendment and the Employment Agreement, this Amendment shall take precedence. Otherwise, all other terms and conditions of the Employment Agreement remain in full force and effect.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

6.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Amendment, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Amendment and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the first date set forth above.

“COMPANY”

NTN Buzztime, Inc., a Delaware corporation

By:	/s/ Allen Wolff
Name:	Allen Wolff
Title:	Chief Executive Officer

“EXECUTIVE”

/s/ Sandra Gurrola
Sandra Gurrola